Exhibit 99.2
For Immediate News Release
April 26, 2023

AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2023 OPERATING RESULTS AND
SECOND QUARTER AND FULL YEAR 2023 FINANCIAL OUTLOOK
(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported Earnings per Share – diluted (“EPS”), Funds from Operations attributable to common stockholders - diluted (“FFO”) per share and Core FFO per share (as defined in this release) for the three months ended March 31, 2023 and 2022 as detailed below.

	Q1 2023	Q1 2022	%
			Change
EPS	$1.05	$1.87	(43.9)%
FFO per share (1)	$2.54	$2.24	13.4%
Core FFO per share (1)	$2.57	$2.26	13.7%

(1) For additional detail on reconciling items between net income attributable to common stockholders, FFO and Core FFO, see Attachment 11, table 2.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2023 to its results for the prior year period:

Q1 2023 Results Compared to Q1 2022
	Per Share
	EPS	FFO	Core FFO
Q1 2022 per share reported results	$1.87	$2.24	$2.26
Same Store Residential NOI (1)	0.30	0.30	0.30
Development and Other Stabilized Residential NOI	0.06	0.06	0.06
Overhead and other	(0.06)	(0.06)	(0.03)
Capital markets and transaction activity	(0.03)	(0.03)	(0.03)
Unconsolidated investment income	0.04	0.04	0.01
Income taxes	(0.01)	(0.01)	—
Casualty loss	(0.04)	—	—
Gain on sale of real estate and depreciation expense	(1.08)	—	—
Q1 2023 per share reported results	$1.05	$2.54	$2.57

(1) Consists of increases of $0.39 in revenue and $0.09 in operating expenses.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2023 to its February 2023 outlook:

Q1 2023 Results Compared to February 2023 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share (1)	$1.10	$2.51	$2.52
Same Store Residential NOI (2)	0.04	0.04	0.04
Overhead and other	(0.02)	(0.02)	—
Capital markets and transaction activity	0.01	0.01	0.01
Unconsolidated investment income and other	0.02	0.02	—
Income taxes	(0.02)	(0.02)	—
Casualty loss	(0.04)	—	—
Gain on sale of real estate and depreciation expense	(0.04)	—	—
Q1 2023 per share reported results	$1.05	$2.54	$2.57

(1) The mid-point of the Company's February 2023 outlook.
(2) Consists of $0.01 for favorable uncollectible lease revenue and $0.03 for operating expenses.

Same Store Operating Results for the Three Months Ended March 31, 2023 Compared to the Prior Year Period

Same Store total revenue increased $54,285,000, or 9.4%, to $629,929,000. Same Store Residential rental revenue increased $54,168,000, or 9.5%, to $622,449,000, as detailed in the following table:

Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

Same Store Residential Rental Revenue Change
Q1 2023 Compared to Q1 2022
Residential rental revenue
Lease rates	8.0%
Concessions and other discounts	1.2%
Economic occupancy	(0.1)%
Other rental revenue	0.9%
Uncollectible lease revenue (excluding rent relief) (1)	1.5%
Rent relief (2)	(2.0)%
Residential rental revenue	9.5%

(1) Adjusting to remove the impact of rent relief, uncollectible lease revenue as a percentage of total Residential rental revenue decreased to 3.0% in Q1 2023 from 4.7% in Q1 2022. See Attachment 11, table 10 for further detail of uncollectible lease revenue for the Company’s Same Store portfolio.

(2) The Company recognized $3,056,000 and $14,235,000 from government rent relief programs during Q1 2023 and Q1 2022, respectively.

Same Store Residential operating expenses increased $12,713,000, or 7.1%, to $192,501,000 and Same Store Residential NOI increased $41,569,000, or 10.7%, to $430,430,000.

The following table presents percentage changes in Same Store Residential rental revenue, operating expenses and NOI for the three months ended March 31, 2023 compared to the three months ended March 31, 2022:

Q1 2023 Compared to Q1 2022
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of Q1 2023 NOI

			NOI
New England	11.5%	5.3%	15.0%	14.3%
Metro NY/NJ	11.7%	9.0%	12.9%	21.1%
Mid-Atlantic	8.1%	2.0%	10.9%	15.0%
Southeast FL	17.3%	6.8%	23.6%	2.8%
Denver, CO	8.4%	19.7%	4.6%	1.1%
Pacific NW	10.5%	7.7%	11.6%	6.8%
N. California	8.6%	7.1%	9.2%	17.2%
S. California	6.4%	9.2%	5.2%	20.8%
Other Expansion Regions	13.8%	11.4%	15.2%	0.9%
Total	9.5%	7.1%	10.7%	100.0%

(1) See Attachment 4, Quarterly Residential Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 6, Residential Operating Expenses ("Opex"), for discussion of variances.

Development Activity

Consolidated Development Communities

During the three months ended March 31, 2023, the Company started the development of Avalon Lake Norman, located in Mooresville, NC. Avalon Lake Norman is being developed through the Company's Developer Funding Program ("DFP") and is expected to contain 345 apartment homes when completed and be developed for an estimated Total Capital Cost of $101,000,000. The Company uses the DFP to accelerate wholly-owned development in the Company's expansion regions, by utilizing third-party multifamily developers to source and construct communities which the Company owns and operates.

At March 31, 2023, the Company had 18 consolidated Development communities under construction that are expected to contain 5,762 apartment homes and 56,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $2,360,000,000.

Structured Investment Program (the "SIP") Activity

As of March 31, 2023, the Company had commitments to fund three mezzanine loans for the development of multifamily projects in the Company's markets, up to $92,375,000 in the aggregate. At March 31, 2023, the commitments had a weighted average rate of return of 9.8% and mature at various dates on or before June 2026. As of March 31, 2023, the Company had funded $42,074,000 of these commitments.

Liquidity and Capital Markets

As of March 31, 2023, the Company did not have any borrowings outstanding under its $2,250,000,000 unsecured revolving credit facility (the "Credit Facility") or its $500,000,000 unsecured commercial paper note program. The commercial paper program is backstopped by the Company's commitment to maintain available borrowing capacity under its Credit Facility in an amount equal to actual borrowings under the program.

In addition, at March 31, 2023, the Company had $254,466,000 in unrestricted cash and cash equivalents and $121,598,000 in cash in escrow, which is restricted primarily related to principal reserve funds for secured borrowing arrangements.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the first quarter of 2023 was 4.6 times and Unencumbered NOI (as defined in this release) for the three months ended March 31, 2023 was 95%.

During the three months ended March 31, 2023, the Company repaid $250,000,000 principal amount of its 2.85% unsecured notes at its maturity.

Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

In April 2023, the Company settled the outstanding equity forward contracts entered into in April 2022 (the "Equity Forward"), issuing 2,000,000 shares of common stock, net of offering fees and discounts, for $491,912,000 or $245.96 per share.

Stock Repurchase Program

Under the 2020 stock repurchase program, during the three months ended March 31, 2023 and through the date of this release, the Company repurchased 11,800 shares of common stock at an average price of $161.96 per share.

Second Quarter and Full Year 2023 Financial Outlook

For its second quarter and full year 2023 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q2 2023			Full Year 2023
	Low		High	Low		High
Projected EPS	$2.48	—	$2.58	$5.69	—	$6.09
Projected FFO per share	$2.52	—	$2.62	$10.10	—	$10.50
Projected Core FFO per share	$2.54	—	$2.64	$10.21	—	$10.61

(1) See Attachment 11, table 8, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the first quarter 2023 to its second quarter 2023 financial outlook:

Q1 2023 Results Compared to Q2 2023 Outlook
	Per Share
	EPS	FFO	Core FFO
Q1 2023 per share reported results	$1.05	$2.54	$2.57
Same Store Residential revenue	0.04	0.04	0.04
Same Store Residential Opex	(0.03)	(0.03)	(0.03)
Capital markets and transaction activity	(0.01)	(0.01)	(0.01)
Overhead and other	0.03	0.03	0.02
Gain on sale of real estate and depreciation expense	1.45	—	—
Projected per share - Q2 2023 outlook (1)	$2.53	$2.57	$2.59

(1) Represents the mid-point of the Company's outlook.

The following table compares the Company’s February 2023 outlook for EPS, FFO per share and Core FFO per share for the full year 2023 to its April 2023 financial outlook:

February 2023 Full Year Outlook Compared to April 2023 Full Year Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share - February 2023 outlook (1)	$6.50	$10.24	$10.31
Same Store Residential revenue	0.02	0.02	0.02
Same Store Residential Opex	0.02	0.02	0.02
Capital markets and transaction activity (2)	0.06	0.06	0.06
Overhead and other	(0.04)	(0.04)	—
Casualty loss	(0.04)	—	—
Gain on sale of real estate and depreciation expense	(0.63)	—	—
Projected per share - April 2023 outlook (1)	$5.89	$10.30	$10.41

(1) Represents the mid-point of the Company's outlook.
(2) Includes $0.03 of interest income on cash deposits net of the dilutive impact from the earlier-than-expected Equity Forward settlement.

Other Matters

The Company will hold a conference call on April 27, 2023 at 1:00 PM ET to review and answer questions about this release, its first quarter 2023 results, the Attachments (described below) and related matters. To participate on the call, dial 877-407-9716.

To hear a replay of the call, which will be available from April 27, 2023 at 4:00 PM ET to May 27, 2023, dial 844-512-2921 and use replay passcode: 13734359. A webcast of the conference call will also be available at http://investors.avalonbay.com, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://investors.avalonbay.com. To receive future press releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://investors.avalonbay.com subsequent to this release and before the market opens on April 27, 2023.

About AvalonBay Communities, Inc.

As of March 31, 2023, the Company owned or held a direct or indirect ownership interest in 295 apartment communities
Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

containing 88,826 apartment homes in 12 states and the District of Columbia, of which 19 communities were under development and one community was under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion regions of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook,” "may," "shall," "will," "pursue" and similar expressions that predict or indicate future events and trends and that do not report historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions, including rising interest rates, may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws, including the adoption of rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up, and general price inflation, may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to joint ventures and our ability to successfully dispose of certain assets may not be realized; investments made under the Structured Investment Program in either mezzanine debt or preferred equity of third-party multifamily development may not be repaid as expected; our assumptions and expectations in our financial outlook may prove to be too optimistic; litigation costs and consequences may exceed our expectations; and risks related to pandemics, including the effect, among other factors, on the multifamily industry and the general economy of measures taken by businesses and the government, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent, the preferences of consumers and businesses for living and working arrangements, and federal efforts at economic stimulus. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2023 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 11, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 11 is included in the full earnings release available at the Company’s website at http://investors.avalonbay.com.

Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

Avalon Woburn
Woburn, MA

kanso

Kanso Twinbrook
Rockville, MD

AVA Hollywood at La Pietra Place
Los Angeles, CA

FIRST QUARTER 2023

Supplemental Operating and Financial Data

AvalonBay offers four distinct brands – **Avalon**, **AVA**, **eaves by Avalon and Kanso** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 FIRST QUARTER 2023

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information..........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information.................................................................................................................................	Attachment 3

Market Profile - Same Store
Quarterly Residential Rental Revenue and Occupancy Changes................................................................................	Attachment 4
Sequential Quarterly Residential Rental Revenue and Occupancy Changes..............................................................	Attachment 5
Residential Operating Expenses ("Opex")....................................................................................................................	Attachment 6

Development, Joint Venture and Debt Profile
Expensed Community Maintenance Costs and Capitalized Community Expenditures................................................	Attachment 7
Development Communities...........................................................................................................................................	Attachment 8
Unconsolidated Real Estate Investments.....................................................................................................................	Attachment 9
Debt Structure and Select Debt Metrics........................................................................................................................	Attachment 10

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 11

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 8, 9, and 11 contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies, and should be read in conjunction with, these attachments. These and other risks are also described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, and could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information
March 31, 2023
(Dollars in thousands except per share data)
(unaudited)

	Q1	Q1
	2023	2022	% Change
Revenue:
Rental and other income	$673,642	$613,175	9.9%
Management, development and other fees	1,066	752	41.8%
Total	674,708	613,927	9.9%
Operating expenses:
Direct property operating expenses, excluding property taxes	132,981	122,461	8.6%
Property taxes	74,495	70,738	5.3%
Total community operating expenses	207,476	193,199	7.4%

Property management and other indirect operating expenses	(31,851)	(28,851)	10.4%
Expensed transaction, development and other pursuit costs, net of recoveries (1)	(2,992)	(987)	203.1%
Interest expense, net (1)	(56,821)	(56,526)	0.5%
Depreciation expense	(204,743)	(201,786)	1.5%
General and administrative expense (1)	(20,400)	(17,421)	17.1%
Casualty loss (2)	(5,051)	—	(100.0)%
Income from investments in unconsolidated entities (1)	4,845	317	N/A
(Loss) gain on sale of communities	(13)	148,800	N/A
Other real estate activity (1)	129	273	(52.7)%
Income before income taxes	150,335	264,547	(43.2)%

Income tax expense (1)	(3,560)	(2,471)	44.1%
Net income	146,775	262,076	(44.0)%

Net loss (income) attributable to noncontrolling interests	127	(32)	N/A
Net income attributable to common stockholders	$146,902	$262,044	(43.9)%

Net income attributable to common stockholders per common share - basic	$1.05	$1.87	(43.9)%
Net income attributable to common stockholders per common share - diluted	$1.05	$1.87	(43.9)%

FFO (1)	$355,258	$313,908	13.2%
Per common share - diluted	$2.54	$2.24	13.4%

Core FFO (1)	$359,970	$316,923	13.6%
Per common share - diluted	$2.57	$2.26	13.7%

Dividends declared - common	$231,438	$222,754	3.9%
Per common share	$1.65	$1.59	3.8%

Average shares and participating securities outstanding - basic	140,021,257	139,838,920	0.1%
Average shares outstanding - diluted	140,023,810	139,976,082	—%
Total outstanding common shares and operating partnership units	140,010,356	139,825,568	0.1%

(1)	Amounts include non-Core items as detailed in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.
(2)	During the three months ended March 31, 2023, certain of the Company's communities in each of the Northeast and California regions incurred property damage from severe storms. See Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
March 31, 2023
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2023	2022

Real estate	$24,700,941	$24,619,616
Less accumulated depreciation	(7,058,327)	(6,878,556)

Net operating real estate	17,642,614	17,741,060
Construction in progress, including land	1,211,405	1,072,543
Land held for development	177,889	179,204
Real estate assets held for sale, net	11,832	—

Total real estate, net	19,043,740	18,992,807

Cash and cash equivalents	254,466	613,189
Cash in escrow	121,598	121,056
Resident security deposits	36,347	36,815
Investments in unconsolidated entities	219,143	212,084
Other assets	499,601	481,813

Total assets	$20,174,895	$20,457,764

Unsecured notes, net	$7,353,721	$7,602,305
Unsecured credit facility and commercial paper	—	—
Notes payable, net	713,174	713,740
Resident security deposits	64,097	63,700
Other liabilities	871,913	821,781
Total liabilities	9,002,905	9,201,526

Redeemable noncontrolling interests	2,734	2,685
Equity	11,169,256	11,253,553

Total liabilities and equity	$20,174,895	$20,457,764

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information (1)
March 31, 2023
(Dollars in thousands, except per home data)
(unaudited)

	Total Apartment Homes	Quarter Ended March 31, 2023	Quarter Ended December 31, 2022
Residential Rental Revenue (2)
Same Store	75,518	$622,449	$615,807
Other Stabilized (3)	3,743	27,401	26,620
Development/Redevelopment (4)	6,648	10,325	8,858
Commercial Rental Revenue (2)	N/A	10,471	10,891
Total Rental Revenue	85,909	$670,646	$662,176

Residential Operating Expense
Same Store		$192,501	$186,681
Other Stabilized (3)		8,658	7,213
Development/Redevelopment		4,242	3,386
Commercial Operating Expense		1,718	1,649
Total Operating Expense		$207,119	$198,929

Residential NOI
Same Store		$430,430	$429,650
Other Stabilized (3)		19,764	20,238
Development/Redevelopment		6,092	5,480
Commercial NOI		8,753	9,242
Total NOI		$465,039	$464,610

Same Store Average Rental Revenue per Occupied Home (5)		$2,859	$2,837

Same Store Economic Occupancy		96.1%	95.8%

Same Store Turnover (6)
Current year period / Prior year period		37.2% / 35.9%	39.2% / 37.8%

	SAME STORE LIKE-TERM EFFECTIVE RENT CHANGE
	January 2023	February 2023	March 2023	April 2023 (7)
New England	5.1%	5.3%	6.1%	6.9%
Metro NY/NJ	5.5%	4.8%	4.3%	4.6%
Mid-Atlantic	2.3%	2.9%	3.8%	4.2%
Southeast FL	7.2%	6.2%	3.7%	5.1%
Denver, CO	1.9%	4.5%	1.5%	2.7%
Pacific NW	3.7%	4.3%	4.5%	4.5%
N. California	2.4%	3.7%	3.6%	3.6%
S. California	2.6%	3.9%	5.0%	5.4%
Other Expansion Regions	1.4%	6.4%	5.9%	(0.2)%
Total	3.7%	4.2%	4.6%	4.9%

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale. See Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms for the definition of capitalized terms.
(2)	Rental revenue excludes non-qualified REIT income.
(3)	Results for these communities prior to January 1, 2023 may reflect operations prior to stabilization, including lease-up, such that occupancy is not stabilized.
(4)	For per home rent projections and Economic Occupancy for Development communities currently under construction, see Attachment 8 - Development Communities.
(5)	Reflects the effect of Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs.
(6)	Turnover is the annualized number of units turned over during the period, divided by the total number of Same Store apartment homes for the respective period, and excludes any third-party managed communities.
(7)	Rent change percentage for activity in April 2023 through April 24, 2023.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Residential Rental Revenue and Occupancy Changes - Same Store (1)
March 31, 2023
(unaudited)

	Apartment Homes	Average Monthly Rental Revenue Per Occupied Home			Economic Occupancy			Residential Rental Revenue ($000s)(2)
											% Change Excluding Rent Relief (3)
		Q1 23	Q1 22	% Change	Q1 23	Q1 22	% Change	Q1 23	Q1 22	% Change

New England	9,871	$3,226	$2,880	12.0%	96.6%	97.1%	(0.5)%	$92,278	$82,737	11.5%	13.0%

Metro NY/NJ
New York City, NY	3,788	3,962	3,454	14.7%	96.9%	97.1%	(0.2)%	43,637	38,108	14.5%	15.3%
New York - Suburban	3,792	3,470	3,227	7.5%	94.8%	95.7%	(0.9)%	37,416	35,083	6.6%	6.3%
New Jersey	5,415	3,187	2,795	14.0%	96.2%	96.9%	(0.7)%	49,799	43,970	13.3%	13.4%
Metro NY/NJ	12,995	3,495	3,111	12.3%	96.0%	96.6%	(0.6)%	130,852	117,161	11.7%	11.9%

Mid-Atlantic
Washington DC	2,626	2,560	2,337	9.5%	93.6%	94.5%	(0.9)%	18,867	17,374	8.6%	9.2%
Northern Virginia	6,032	2,469	2,262	9.2%	95.7%	95.8%	(0.1)%	42,768	39,210	9.1%	9.6%
Suburban Maryland	2,595	2,148	2,039	5.3%	96.3%	95.6%	0.7%	16,101	15,183	6.0%	7.0%
Baltimore, MD	2,317	2,063	1,945	6.1%	95.7%	94.9%	0.8%	13,720	12,829	6.9%	8.0%
Mid-Atlantic	13,570	2,356	2,179	8.1%	95.4%	95.4%	0.0%	91,456	84,596	8.1%	8.8%

Southeast FL	2,187	2,887	2,477	16.6%	97.3%	96.6%	0.7%	18,441	15,722	17.3%	20.0%

Denver, CO	1,086	2,211	2,032	8.8%	95.1%	95.5%	(0.4)%	6,846	6,314	8.4%	8.7%

Pacific Northwest	5,474	2,646	2,383	11.0%	95.4%	95.9%	(0.5)%	41,456	37,504	10.5%	10.7%

Northern California
San Jose, CA	4,723	2,943	2,683	9.7%	96.8%	96.4%	0.4%	40,373	36,663	10.1%	11.1%
Oakland - East Bay, CA	4,338	2,689	2,518	6.8%	96.3%	96.2%	0.1%	33,713	31,535	6.9%	8.3%
San Francisco, CA	3,072	3,405	3,160	7.8%	96.0%	95.3%	0.7%	30,128	27,756	8.5%	11.1%
Northern California	12,133	2,969	2,745	8.2%	96.4%	96.0%	0.4%	104,214	95,954	8.6%	10.2%

Southern California
Los Angeles, CA	12,139	2,617	2,482	5.4%	96.3%	96.1%	0.2%	91,727	86,852	5.6%	14.6%
Orange County, CA	3,371	2,656	2,441	8.8%	95.7%	96.7%	(1.0)%	25,700	23,832	7.8%	11.5%
San Diego, CA	1,767	2,689	2,463	9.2%	96.9%	96.7%	0.2%	13,809	12,626	9.4%	11.7%
Southern California	17,277	2,632	2,471	6.5%	96.2%	96.3%	(0.1)%	131,236	123,310	6.4%	13.6%

Other Expansion Regions	925	2,143	1,907	12.4%	95.3%	93.9%	1.4%	5,670	4,983	13.8%	13.8%

Total Same Store	75,518	$2,859	$2,608	9.6%	96.1%	96.2%	(0.1)%	$622,449	$568,281	9.5%	11.8%
(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2022 such that a comparison of Q1 2022 to Q1 2023 is meaningful.
(2) Reflects Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs. Residential Rental Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio was 8.1%. See Attachment 11, table 9.
(3) Represents the change in Residential Rental Revenue adjusted to remove the impact of governmental rent relief in the periods presented. See Attachment 11, table 10 for further detail of uncollectible lease revenue and government rent relief for the Company's Same Store portfolio.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Residential Rental Revenue and Occupancy Changes - Same Store (1)
March 31, 2023
(unaudited)

	Apartment Homes	Average Monthly Rental Revenue Per Occupied Home			Economic Occupancy			Residential Rental Revenue ($000s)(2)
											% Change Excluding Rent Relief (3)
		Q1 23	Q4 22	% Change	Q1 23	Q4 22	% Change	Q1 23	Q4 22	% Change

New England	9,871	$3,226	$3,200	0.8%	96.6%	96.7%	(0.1)%	$92,278	$91,672	0.7%	0.6%

Metro NY/NJ
New York City, NY	3,788	3,962	3,937	0.6%	96.9%	97.0%	(0.1)%	43,637	43,402	0.5%	0.5%
New York - Suburban	3,792	3,470	3,445	0.7%	94.8%	95.1%	(0.3)%	37,416	37,252	0.4%	(0.1)%
New Jersey	5,415	3,187	3,183	0.1%	96.2%	96.1%	0.1%	49,799	49,687	0.2%	0.4%
Metro NY/NJ	12,995	3,495	3,478	0.5%	96.0%	96.1%	(0.1)%	130,852	130,341	0.4%	0.3%

Mid-Atlantic
Washington DC	2,626	2,560	2,487	2.9%	93.6%	94.1%	(0.5)%	18,867	18,423	2.4%	2.2%
Northern Virginia	6,032	2,469	2,467	0.1%	95.7%	95.1%	0.6%	42,768	42,485	0.7%	0.9%
Suburban Maryland	2,595	2,148	2,146	0.1%	96.3%	95.2%	1.1%	16,101	15,904	1.2%	1.8%
Baltimore, MD	2,317	2,063	2,080	(0.8)%	95.7%	94.7%	1.0%	13,720	13,695	0.2%	1.1%
Mid-Atlantic	13,570	2,356	2,344	0.5%	95.4%	94.9%	0.5%	91,456	90,507	1.0%	1.3%

Southeast FL	2,187	2,887	2,807	2.9%	97.3%	97.3%	0.0%	18,441	17,928	2.9%	2.9%

Denver, CO	1,086	2,211	2,246	(1.6)%	95.1%	95.4%	(0.3)%	6,846	6,979	(1.9)%	(1.2)%

Pacific Northwest	5,474	2,646	2,647	0.0%	95.4%	94.7%	0.7%	41,456	41,173	0.7%	0.8%

Northern California
San Jose, CA	4,723	2,943	2,915	1.0%	96.8%	95.6%	1.2%	40,373	39,521	2.2%	2.2%
Oakland - East Bay, CA	4,338	2,689	2,676	0.5%	96.3%	96.0%	0.3%	33,713	33,448	0.8%	1.4%
San Francisco, CA	3,072	3,405	3,369	1.1%	96.0%	95.7%	0.3%	30,128	29,720	1.4%	1.4%
Northern California	12,133	2,969	2,943	0.9%	96.4%	95.8%	0.6%	104,214	102,689	1.5%	1.7%

Southern California
Los Angeles, CA	12,139	2,617	2,571	1.8%	96.3%	96.1%	0.2%	91,727	89,957	2.0%	2.0%
Orange County, CA	3,371	2,656	2,647	0.3%	95.7%	94.8%	0.9%	25,700	25,391	1.2%	1.3%
San Diego, CA	1,767	2,689	2,684	0.2%	96.9%	95.8%	1.1%	13,809	13,632	1.3%	1.3%
Southern California	17,277	2,632	2,598	1.3%	96.2%	95.8%	0.4%	131,236	128,980	1.7%	1.8%

Other Expansion Regions	925	2,143	2,106	1.8%	95.3%	94.7%	0.6%	5,670	5,538	2.4%	2.4%

Total Same Store	75,518	$2,859	$2,837	0.8%	96.1%	95.8%	0.3%	$622,449	$615,807	1.1%	1.2%
(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2022.
(2) Reflects Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs. Residential Rental Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio was 1.3%. See Attachment 11, table 9.
(3) Represents the change in Residential Rental Revenue adjusted to remove the impact of governmental rent relief in the periods presented. See Attachment 11, table 10 for further detail of uncollectible lease revenue and government rent relief for the Company's Same Store portfolio.

Attachment 6
AvalonBay Communities, Inc.
Residential Operating Expenses ("Opex") - Same Store (1)
March 31, 2023
(Dollars in thousands)
(unaudited)

	Q1 2023	Q1 2022	% Change	Q1 2023 % of Total Opex

Property taxes (2)	$68,815	$65,837	4.5%	35.8%
Payroll (3)	38,336	38,986	(1.7)%	19.9%
Repairs & maintenance (4)	30,086	28,629	5.1%	15.6%
Utilities (5)	24,547	19,910	23.3%	12.8%
Office operations (6)	18,496	15,052	22.9%	9.6%
Insurance (7)	8,704	7,819	11.3%	4.5%
Marketing	3,517	3,555	(1.1)%	1.8%
Total Same Store Residential Operating Expenses	$192,501	$179,788	7.1%	100.0%

(1)	Same Store operating expenses exclude indirect costs for corporate-level property management and other support-related expenses.

(2)	Property taxes increased for the three months ended March 31, 2023 over the prior year period due to (i) increased assessments across the portfolio and (ii) the expiration of property tax incentive programs primarily at certain of our properties in New York City. The expiration of property tax incentive programs represents $1,041 or 35% of the 4.5% increase in property taxes for the three months ended March 31, 2023.

(3)	Payroll costs decreased for the three months ended March 31, 2023 from the prior year period primarily due to a reduction in on-site leasing and administrative personnel, a decrease in incentive compensation and lower benefit costs.

(4)	Repairs and maintenance increased for the three months ended March 31, 2023 over the prior year period due to increased contract labor and turnover costs, partially offset by increased maintenance rebates and damage receipts as compared to the prior year period.

(5)	Utilities represents aggregate utility costs, net of resident reimbursements. The increase for the three months ended March 31, 2023 over the prior year period is primarily due to the Company’s implementation of a bulk internet offering at its communities, which is more than offset by bulk internet revenue, as well as increases in electricity and gas rates and trash removal costs.

(6)	Office operations includes administrative costs, legal and eviction costs, land lease expense and association and license fees. The increase for the three months ended March 31, 2023 over the prior year period is primarily due to (i) bad debt expense associated with resident expense reimbursements, damage receipts and other related items, (ii) legal costs, (iii) credit card fees (which are offset in revenue) and (iv) furnished housing furniture rental costs which are more than offset by furnished housing rental premiums.

(7)	Insurance is composed of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increase for the three months ended March 31, 2023 over the prior year period is due to increased property insurance premiums and timing of claims. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

Attachment 7
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
March 31, 2023
(Dollars in thousands except per home data)
(unaudited)

		Q1 2023 Maintenance Expensed Per Home			Categorization of Q1 2023 Additional Capitalized Value (1)
Current Communities	Apartment Homes (2)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)	Asset Preservation	Q1 2023 Additional Capitalized Value	NOI Enhancing Per Home	Asset Preservation Per Home

Same Store	75,518	$26	$643	$669	$12,056	(6)	$7,017	$22,488	$41,561	$93	$298
Other Stabilized	3,743	11	483	494	2,683	(7)	102	54	2,839	$27	$14
Development/Redevelopment (8)	6,648	4	149	153	205,067		—	—	205,067	—	—
Dispositions (9)	—	—	—	—	(3,478)		—	—	(3,478)	—	—
Total	85,909	$24	$598	$622	$216,328		$7,119	$22,542	$245,989	N/A	N/A

(1)	Expenditures are capitalized for the acquisition or development of new assets or for expenditures that extend the life of existing assets and benefit the Company for periods greater than a year.
(2)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(3)	Other maintenance includes maintenance, landscaping and redecorating costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized expenditures related to recognized casualty losses, if applicable.
(5)	This Attachment excludes capitalized expenditures for the commercial component of communities, which the Company classifies as NOI Enhancing. Same Store and Other Stabilized exclude $1,408 and $53, respectively, related to commercial space.
(6)	Consists primarily of expenditures for communities under redevelopment that have remained in Same Store with stabilized occupancy.
(7)	Represents acquired communities coupled with commitment close-outs and construction true-ups on recently constructed communities.
(8)	Includes communities under construction/reconstruction during the period, including communities where construction/reconstruction is complete.
(9)	Includes The Park Loggia condominium sales.

Other Capitalized Costs
	Interest	Overhead
Q1 2023	$11,018	$13,552
Q4 2022	$10,430	$11,600
Q3 2022	$9,131	$12,934
Q2 2022	$8,193	$13,417

Attachment 8
AvalonBay Communities, Inc.
Development Communities as of March 31, 2023
(unaudited)

Community Information			Number	Total	Actual/Projected Schedule				Avg	%	%	%	%
			of	Capital				Full Qtr	Monthly	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Rental Rev				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Per Home	As of April 12, 2023			Q1 '23

	Communities Under Construction:
1.	Avalon Harrison (1)	Harrison, NY	143	$94	Q4 2018	Q3 2021	Q2 2023	Q4 2023	$4,100	79%	57%	51%	47%
2.	Avalon Somerville Station	Somerville, NJ	374	122	Q4 2020	Q2 2022	Q3 2023	Q1 2024	3,150	76%	72%	67%	56%
3.	Avalon North Andover	North Andover, MA	221	78	Q2 2021	Q4 2022	Q3 2023	Q4 2023	2,750	77%	61%	55%	43%
4.	Avalon Brighton	Boston, MA	180	89	Q2 2021	Q1 2023	Q2 2023	Q4 2023	3,810	37%	34%	10%	3%
5.	Avalon Merrick Park (2)	Miami, FL	254	102	Q2 2021	Q2 2023	Q3 2023	Q2 2024	2,835	—	—	—	—
6.	Avalon Amityville	Amityville, NY	338	135	Q2 2021	Q2 2023	Q2 2024	Q4 2024	3,110	—	—	—	—
7.	Avalon Bothell Commons I	Bothell, WA	467	236	Q2 2021	Q3 2023	Q3 2024	Q2 2025	2,965	—	—	—	—
8.	Avalon Westminster Promenade	Westminster, CO	312	110	Q3 2021	Q1 2024	Q2 2024	Q1 2025	2,130	—	—	—	—
9.	Avalon West Dublin	Dublin, CA	499	270	Q3 2021	Q4 2023	Q1 2025	Q2 2025	3,245	—	—	—	—
10.	Avalon Princeton Circle	Princeton, NJ	221	88	Q4 2021	Q2 2023	Q1 2024	Q3 2024	3,565	—	2%	—	—
11.	Avalon Montville	Montville, NJ	349	127	Q4 2021	Q4 2023	Q3 2024	Q4 2024	2,895	—	—	—	—
12.	Avalon Redmond Campus (3)	Redmond, WA	214	80	Q4 2021	Q4 2023	Q2 2024	Q4 2024	2,795	—	—	—	—
13.	Avalon Governor's Park	Denver, CO	304	135	Q1 2022	Q2 2024	Q3 2024	Q2 2025	2,690	—	—	—	—
14.	Avalon West Windsor (1)	West Windsor, NJ	535	201	Q2 2022	Q2 2025	Q3 2026	Q1 2027	2,995	—	—	—	—
15.	Avalon Durham (2)	Durham, NC	336	125	Q2 2022	Q2 2024	Q3 2024	Q2 2025	2,270	—	—	—	—
16.	Avalon Annapolis	Annapolis, MD	508	202	Q3 2022	Q3 2024	Q3 2025	Q2 2026	2,700	—	—	—	—
17.	Kanso Milford	Milford, MA	162	65	Q4 2022	Q1 2024	Q3 2024	Q1 2025	2,600	—	—	—	—
18.	Avalon Lake Norman (2)	Mooresville, NC	345	101	Q1 2023	Q4 2024	Q4 2025	Q2 2026	1,945	—	—	—	—
	Total / Weighted Average Under Construction		5,762	$2,360					$2,870

	Total Weighted Average Projected NOI as a % of Total Capital Cost			5.8%

Asset Cost Basis (millions) (4):
	Total Capital Cost, under construction and completed			$2,454
	Total Capital Cost, disbursed to date			(1,373)
	Total Capital Cost, remaining to invest			$1,081

(1)	Developments containing at least 10,000 square feet of commercial space include Avalon Harrison (27,000 sf) and Avalon West Windsor (19,000 sf).

(2)	Communities being developed through the Developer Funding Program.

(3)	Avalon Redmond Campus is a densification of the Company's existing eaves Redmond Campus wholly-owned community, where 48 existing older apartment homes were demolished and are being replaced by Avalon Redmond Campus. As a densification, this community is excluded from the weighted average Projected NOI as a % of Total Capital Cost.

(4)	Includes the communities presented and one additional community with 172 apartment homes representing $94 million in Total Capital Costs which completed construction but had not yet achieved Stabilized Operations for the full quarter. Q1 2023 total NOI for these 19 communities was $2.5 million.

Attachment 9
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
March 31, 2023
(Dollars in thousands)
(unaudited)

Operating Communities
				NOI (1)(2)	Debt
		AVB	Apartment	Q1	Principal	Interest
Venture	Communities	Ownership	Homes	2023	Amount (1)	Rate (3)

NYTA MF Investors, LLC	5	20.0%	1,301	$10,234	$395,189	3.88%
MVP I, LLC	1	25.0%	313	2,041	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	1,153	19,566	3.40%
Avalon Alderwood MF, LLC	1	50.0%	328	1,693	—	—%
Total Unconsolidated Real Estate Investments	8		2,247	$15,121	$517,755	3.73%

Development Communities
			Projected					Avg	%
				Total Capital		Projected		Monthly	Complete
		AVB	Apartment	Cost		Initial		Rental Rev	As of April 12, 2023
Venture	Location	Ownership	Homes	(millions) (1)	Start	Occupancy	Complete	Per Home

Arts District Joint Venture (4)	Los Angeles, CA	25.0%	475	$288	Q3 2020	Q3 2023	Q4 2023	$3,360	—

(1)NOI, debt principal amount and projected Total Capital Cost are presented at 100% ownership.
(2)NOI excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.
(3)Represents the weighted average interest rate as of March 31, 2023.
(4)This development is expected to include 56,000 square feet of commercial space. As of March 31, 2023, the Company had contributed its full expected equity commitment of $31,139. The remaining development costs are expected to be funded by the venture's variable rate construction loan. The venture had drawn $99,130 of the $167,147 maximum borrowing capacity of the construction loan as of March 31, 2023.

Attachment 10
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
March 31, 2023
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2023	$7,400	$350,000	$357,400
Fixed rate	$270,677	3.4%	2024	9,100	450,000	459,100
Variable rate	456,250	5.6%	2025	9,700	825,000	834,700
Subtotal, secured notes	726,927	4.8%	2026	10,600	775,000	785,600
			2027	249,000	400,000	649,000
Unsecured notes			2028	17,600	850,000	867,600
Fixed rate	7,250,000	3.3%	2029	74,750	450,000	524,750
Variable rate	150,000	5.9%	2030	9,000	700,000	709,000
Subtotal, unsecured notes	7,400,000	3.3%	2031	9,600	600,000	609,600
			2032	10,300	700,000	710,300
Variable rate facility (3)	—	—%	Thereafter	319,877	1,300,000	1,619,877
Commercial paper (3)	—	—%		$726,927	$7,400,000	$8,126,927
Total Debt	$8,126,927	3.5%

SELECT DEBT METRICS

Q1 2023 Net Debt-to-Core EBITDAre (4)	4.6x	Q1 2023 Interest Coverage (4)	6.9x	Q1 2023 Unencumbered NOI (4)	95%	Weighted avg years to maturity of total debt (2)	7.9

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	March 31, 2023	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	26.5%	<	65%
Combined EBITDA to Combined Debt Service	6.23x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	24.8%	<	65%
Secured Indebtedness to Capitalization Value (5)	2.8%	<	40%

Unsecured Senior Notes Covenants (6)	March 31, 2023	Requirement

Total Outstanding Indebtedness to Total Assets (7)	31.0%	<	65%
Secured Indebtedness to Total Assets (7)	2.7%	<	40%
Unencumbered Assets to Unsecured Indebtedness	336.0%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.84x	>	1.50x

(1)
Rates are as of March 31, 2023 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's (i) Credit Facility, (ii) commercial paper and (iii) any associated issuance discount, mark-to-market discounts and deferred financing costs, if applicable.
(3)
Represents amounts outstanding at March 31, 2023 under the Company's (i) $2.25 billion Credit Facility and (ii) $500 million unsecured commercial paper program, which is backstopped by, and reduces the borrowing capacity of, the Credit Facility.

(4)	See Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of March 31, 2023, capitalized at a rate of 5.75% per annum, plus the book value of Development communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 11

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
March 31, 2023
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

Average Monthly Rental Revenue per Home, as calculated for certain Development communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Monthly Rental Revenue per Occupied Home is calculated by the Company as Residential rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Sixth Amended and Restated Revolving Loan Agreement dated as of September 27, 2022 and the Company’s Amended and Restated Term Loan Agreement dated February 28, 2019, as amended on October 27, 2022, which have been or will be filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture is excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the 1998 Indenture governing a majority of the Company's unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (i) used elsewhere in this release and the Attachments and (ii) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2022 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Attachment 11

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 1
Q1
2023
Net income	$146,775
Interest expense and loss on extinguishment of debt	61,745
Income tax expense	3,560
Depreciation expense	204,743
EBITDA	$416,823

Casualty loss	5,051
Loss on sale of communities	13
Unconsolidated entity EBITDAre adjustments (1)	2,793
EBITDAre	$424,680

Unconsolidated entity gains, net	(3,056)
Structured Investment Program loan reserve	(19)
Hedge accounting activity	228
Executive transition compensation costs	347
Severance related costs	1,173
Expensed transaction, development and other pursuit costs, net of recoveries	2,451
Other real estate activity	(129)
Legal settlements	(98)
Core EBITDAre	$425,577

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements.

Economic Occupancy is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Attachment 11

FFO and Core FFO are generally considered by management to be appropriate supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. FFO can help one compare the operating and financial performance of a real estate company between periods or as compared to different companies because the adjustments such as (i) excluding gains or losses on sales of previously depreciated property or (ii) real estate depreciation may impact comparability between companies as the amount and timing of these or similar items can vary among owners of identical assets in similar condition based on historical cost accounting and useful like estimates. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help with the comparison of core operating performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 2
	Q1	Q1
	2023	2022
Net income attributable to common stockholders	$146,902	$262,044
Depreciation - real estate assets, including joint venture adjustments	203,280	200,652
Distributions to noncontrolling interests	12	12
Loss (gain) on sale of previously depreciated real estate	13	(148,800)
Casualty loss on real estate	5,051	—
FFO attributable to common stockholders	355,258	313,908

Adjusting items:
Unconsolidated entity gains, net (1)	(3,056)	(255)
Structured Investment Program loan reserve (2)	(19)	—
Hedge accounting activity	228	(729)
Advocacy contributions	—	150
Executive transition compensation costs	347	402
Severance related costs	1,173	41
Expensed transaction, development and other pursuit costs, net of recoveries	2,451	159
Other real estate activity	(129)	(273)
For-sale condominium imputed carry cost (3)	255	919
Legal settlements	(98)	130
Income tax expense (4)	3,560	2,471
Core FFO attributable to common stockholders	$359,970	$316,923

Average shares outstanding - diluted	140,023,810	139,976,082

Earnings per share - diluted	$1.05	$1.87
FFO per common share - diluted	$2.54	$2.24
Core FFO per common share - diluted	$2.57	$2.26

(1) Amounts consist primarily of net unrealized gains on technology investments.
(2) Amounts are the expected credit losses associated with the Company's lending commitments under its Structured Investment Program. The timing and amount of any actual losses that will be incurred, if any, is to be determined.
(3) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.
(4) Amounts are primarily for the recognition of taxes associated with The Park Loggia.

Interest Coverage is calculated by the Company as Core EBITDAre divided by interest expense. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended March 31, 2023 is as follows (dollars in thousands):

Attachment 11

TABLE 3

Core EBITDAre (1)	$425,577

Interest expense (2)	$61,745

Interest Coverage	6.9 times

(1) For additional detail, see Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.
(2) Excludes the impact of hedge accounting activity.

Like-Term Effective Rent Change represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New Move-In Like-Term Effective Rent Change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Effective Rent Change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment. Like-term effective rent change as presented excludes any third-party managed communities.

Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Market Cap Rate is weighted based on the gross sales price of each community.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes, and the Company's Credit Facility and commercial paper program) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized first quarter 2023 Core EBITDAre. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 4

Total debt principal (1)	$8,126,927
Cash and cash in escrow	(376,064)
Net debt	$7,750,863

Core EBITDAre (2)	$425,577

Core EBITDAre, annualized	$1,702,308

Net Debt-to-Core EBITDAre	4.6 times

(1) Balance at March 31, 2023 excludes $46,279 of debt discount and deferred financing costs as reflected in unsecured notes, net, and $13,753 of debt discount and deferred financing costs as reflected in notes payable, net, on the Condensed Consolidated Balance Sheets.
(2) For additional detail, see Attachment 11 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.

Attachment 11

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss on extinguishment of debt, net, general and administrative expense, income from investments in unconsolidated entities, depreciation expense, income tax expense (benefit), casualty loss, gain on sale of communities, other real estate activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. A reconciliation of Residential NOI to Net Income, as well as a breakdown of Residential NOI by operating segment, is as follows (dollars in thousands):

TABLE 5
	Q1	Q1	Q4
	2023	2022	2022
Net income	$146,775	$262,076	$241,164
Property management and other indirect operating expenses, net of corporate income	30,784	28,113	26,081
Expensed transaction, development and other pursuit costs, net of recoveries	2,992	987	6,700
Interest expense, net	56,821	56,526	57,461
General and administrative expense	20,400	17,421	20,741
Income from investments in unconsolidated entities	(4,845)	(317)	(6,820)
Depreciation expense	204,743	201,786	207,232
Income tax expense	3,560	2,471	6,683
Casualty loss	5,051	—	—
Loss (gain) on sale of communities	13	(148,800)	(88,065)
Other real estate activity	(129)	(273)	(4,563)
NOI from real estate assets sold or held for sale	(1,126)	(10,277)	(2,004)
NOI	465,039	409,713	464,610

Commercial NOI	(8,753)	(8,224)	(9,242)
Residential NOI	$456,286	$401,489	$455,368

Residential NOI
Same Store:
New England	$61,346	$53,340	$61,655
Metro NY/NJ	90,656	80,264	92,489
Mid-Atlantic	64,336	58,004	63,680
Southeast FL	12,172	9,849	11,359
Denver, CO	4,945	4,726	5,121
Pacific NW	29,411	26,351	28,929
N. California	74,123	67,863	73,386
S. California	89,507	85,048	89,178
Other Expansion Regions	3,934	3,416	3,853
Total Same Store	430,430	388,861	429,650
Other Stabilized	19,764	8,870	20,238
Development/Redevelopment	6,092	3,758	5,480
Residential NOI	$456,286	$401,489	$455,368

Attachment 11

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 6
	Q1	Q1	Q4
	2023	2022	2022

Revenue from real estate assets sold or held for sale	$1,483	$16,264	$2,752
Operating expenses from real estate assets sold or held for sale	(357)	(5,987)	(748)
NOI from real estate assets sold or held for sale	$1,126	$10,277	$2,004

Commercial NOI is composed of the following components (in thousands):

TABLE 7
	Q1	Q1	Q4
	2023	2022	2022

Commercial Revenue	$10,471	$9,924	$10,891
Commercial Operating Expenses	(1,718)	(1,700)	(1,649)
Commercial NOI	$8,753	$8,224	$9,242

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for redevelopment.

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2023, or which were acquired subsequent to January 1, 2022. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the second quarter and full year 2023 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

Attachment 11

TABLE 8
	Low Range	High Range
Projected EPS (diluted) - Q2 2023	$2.48	$2.58
Depreciation (real estate related)	1.43	1.43
Gain on sale of communities	(1.39)	(1.39)
Projected FFO per share (diluted) - Q2 2023	2.52	2.62
Expensed transaction, development and other pursuit costs, net of recoveries	0.01	0.01
Income tax expense	0.02	0.02
Other	(0.01)	(0.01)
Projected Core FFO per share (diluted) - Q2 2023	$2.54	$2.64

Projected EPS (diluted) - Full Year 2023	$5.69	$6.09
Depreciation (real estate related)	5.76	5.76
Gain on sale of communities	(1.39)	(1.39)
Casualty loss	0.04	0.04
Projected FFO per share (diluted) - Full Year 2023	10.10	10.50
Joint venture promote and unconsolidated entity gains, net	(0.02)	(0.02)
Structured Investment Program loan reserve	0.01	0.01
Executive transition compensation costs	0.01	0.01
Severance related costs	0.01	0.01
Expensed transaction, development and other pursuit costs, net of recoveries	0.04	0.04
Adjustments related to residential for-sale condominiums at The Park Loggia (1)	0.01	0.01
Gain on other real estate transactions, net	(0.01)	(0.01)
Income tax expense	0.07	0.07
Other	(0.01)	(0.01)
Projected Core FFO per share (diluted) - Full Year 2023	$10.21	$10.61

(1) The Park Loggia adjustments include expected operating expenses, GAAP gain and imputed carry costs for unsold condominiums held in inventory.

Projected NOI, as used within this release for certain Development communities and in calculating the Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Attachment 11

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity. Redevelopment includes one community containing 714 apartment homes that is currently under active redevelopment as of March 31, 2023.

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Residential Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential rental revenue in conformity with GAAP to Residential Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 9
	Q1	Q1	Q4
	2023	2022	2022
Residential rental revenue (GAAP basis)	$622,449	$568,281	$615,807
Residential concessions amortized	3,124	9,586	2,985
Residential concessions granted	(3,591)	(2,635)	(4,968)

Residential Rental Revenue with Concessions on a Cash Basis	$621,982	$575,232	$613,824

		Q1 2023 vs. Q1 2022	Q1 2023 vs. Q4 2022

% change -- GAAP revenue		9.5%	1.1%

% change -- cash revenue		8.1%	1.3%

Same Store is composed of consolidated communities where a comparison of operating results from the prior year to the current year is meaningful as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2023 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2022, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees and a contingency estimate, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Uncollectible lease revenue and government rent relief

The following table provides uncollectible Residential lease revenue as a percentage of total Residential rental revenue in the aggregate and excluding amounts recognized from government rent relief programs in each respective period. Government rent relief reduces the amount of uncollectible Residential lease revenue. The Company expects the amount of rent relief recognized to continue to decline in 2023 absent additional funding from the Federal government.

Attachment 11

TABLE 10
	Same Store Uncollectible Residential Lease Revenue
	Q1		Q1		Q4
	2023		2022		2022
	Total	Excluding Rent Relief	Total	Excluding Rent Relief	Total	Excluding Rent Relief
New England	0.8%	1.4%	0.7%	2.5%	1.1%	1.7%
Metro NY/NJ	2.4%	3.5%	3.0%	4.3%	2.6%	3.6%
Mid-Atlantic	2.5%	2.7%	1.9%	2.7%	2.2%	2.6%
Southeast FL	2.3%	3.0%	3.1%	6.0%	2.6%	3.3%
Denver, CO	1.4%	1.7%	0.4%	0.9%	0.6%	1.6%
Pacific NW	0.9%	1.2%	0.6%	1.1%	0.7%	1.2%
N. California	1.7%	1.9%	2.0%	3.6%	1.8%	2.2%
S. California	4.9%	5.2%	3.5%	9.9%	5.6%	5.9%
Other Expansion Regions	0.6%	0.6%	(0.1)%	(0.1)%	0.8%	0.8%
Total Same Store	2.5%	3.0%	2.2%	4.7%	2.7%	3.3%

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of March 31, 2023 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2023 is as follows (dollars in thousands):

TABLE 11
Q1 2023
NOI
Residential NOI:
Same Store	$430,430
Other Stabilized	19,764
Development/Redevelopment	6,092
Total Residential NOI	456,286
Commercial NOI	8,753
NOI from real estate assets sold or held for sale	1,126
Total NOI generated by real estate assets	466,165
Less NOI on encumbered assets	(22,404)
NOI on unencumbered assets	$443,761

Unencumbered NOI	95%

Attachment 11

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.